Exhibit 10.1

KORN/FERRY INTERNATIONAL

AMENDMENT TO

PERFORMANCE AWARD PLAN

The following sets forth the amendments and modifications to the Korn/Ferry International Performance Award Plan (the “Plan”) as of December 5, 2002. Terms used herein and not otherwise defined have the meaning set forth in the Plan. These amendments and modifications have been adopted by the Board and, as applicable, the stockholders of the Company.

Section 8.5 of the Plan was amended to read as follows:

“TERMINATION OF DIRECTORSHIP.    If a Non-Employee Director’s services as a member of the Board terminate for any reason, an Option granted pursuant to this Section 8 on or after November 5, 2002 and then held by the director, to the extent the Option is then exercisable, will remain exercisable for 60 months after the date of termination or until the expiration of the stated term of the Option, whichever first occurs. Any portion of an Option granted pursuant to this Section 8 that is not exercisable at the time of the termination of service will terminate upon the termination of service.”